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Exhibit 10.12

SIRTRIS PHARMACEUTICALS, INC.
790 MEMORIAL DRIVE, SUITE 104
CAMBRIDGE, MA 02139

December 17, 2005

Garen Bohlin
456 Belmont Street #23
Watertown, MA 02472

Dear Garen:

        This letter agreement ("Agreement") will confirm our offer to you of employment with Sirtris Pharmaceuticals, Inc. (the "Company"), under the terms and conditions that follow:

        1.    Position and Duties.

          (a)    The Company.    Effective January 1, 2006 (the "Effective Date"), you will be employed by the Company, on a full-time basis, as its Chief Operating Officer, reporting to the Chief Executive Officer of the Company. You agree to perform the duties of your position and such other duties as reasonably may be assigned to you from time to time. You also agree that while employed by the Company, you will devote one hundred percent (100%) of your business time and your reasonable commercial efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it. You may, however, with the approval of the Chief Executive Officer of the Company, continue to serve as a director of the three corporations for which you currently serve as a director whose businesses are not competitive with the Company. Prior to the six-month anniversary of the Effective Date you will resign from the board of directors of one of these corporations and from that point forward you may, with the approval of the Chief Executive Officer of the Company, serve as a director of up to two corporations whose businesses are not competitive with the Company.

        2.    Compensation and Benefits.    During your employment, as compensation for all services performed by you for the Company and subject to your performance of your duties and responsibilities for the Company, pursuant to this Agreement or otherwise, the Company will provide you the following pay and benefits:

          (a)    Base Salary.    The Company will pay you a base salary at the rate of Two Hundred Ninety Thousand Dollars ($290,000) per year. Such amount shall be payable in accordance with the regular payroll practices of the Company for its executives, as in effect from time to time, and subject to increase from time to time by the Board in its discretion.

          (b)    Bonus Compensation.    During your employment, you may be considered annually for a bonus in addition to your base salary. Bonus compensation in any year, if any, will be determined by the Board based on your performance and that of the Company, in accordance with a general executive bonus program to be established and agreed upon by you and the Board's Compensation Committee.

          (c)    Stock Options.    Subject to approval by the Board of Directors, at the next regular meeting of the Board following the Effective Date you will be awarded an option to purchase 1,500,000 shares of the common stock of the Company at the then fair market value of the Company's common stock (the "Employment Option"). The Employment Option will vest as follows: twenty-five percent (25%) of the shares subject to the Employment Option shall vest on the one-year anniversary of the Effective Date, provided you are employed by the Company on that date, and the remainder of the shares subject to the Employment Option will vest ratably, on a quarterly basis, on the last date of each of the next twelve (12) quarters after the Effective Date, provided that you remain in the Company's employ at each such vesting date. While the determination of the fair market value of the Company's common stock is at the discretion of the Board of Directors, incentive stock options of the company are currently being priced at $.08 per share, which the Board of Directors has determined to be the current fair market value of the Company's common stock at its most recent meeting. In addition to the terms set forth above, the Employment Option will be subject to the Company's standard terms of stock options and will be documented in one or more stock option agreements that you will receive promptly following the date of issuance of the options. The Board may from time to time grant to you additional options in its discretion.

          (d)    Participation in Employee Benefit Plans.    You will also be eligible to participate in all employee benefit plans of the Company (or such greater benefits as are generally made available to the Company's executive officers), except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement (e.g., severance pay) or under any other agreement. In addition you will be eligible to participate in the Sirtris 401 (k) Plan. All of the Company benefit plans will be subject to the plan terms and the applicable Company policies and are subject to modification at the discretion of the Board.

          (e)    Vacations.    You will accrue three weeks paid vacation per year (or such greater amount as is generally made available to the Company's executive officers) in accordance with the Company's policies from time to time in effect and receive paid holidays (currently 11 per year) in accordance with the Company holiday schedule. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

          (f)    Business Expenses.    The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time.

        3.    Confidential Information, Non-Competition and Proprietary Information.    Your employment with the Company is conditioned upon and subject to your agreement to the Company's Confidentiality, Non-Competition and Proprietary Information Agreement, to be executed by you simultaneously herewith. It is understood and agreed that breach by you of the Confidential Information, Non-Competition and Proprietary Information Agreement shall constitute a material breach of this Agreement.

        4.    Termination of Employment.    Your employment under this Agreement shall continue until terminated pursuant to this Section 4.

          (a)   The Company may terminate your employment for "Cause" upon written notice to you setting forth in reasonable detail the nature of the Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination: (i) your willful failure to perform, or gross negligence in the performance of, your material duties and responsibilities to the Company and its Affiliates which is not remedied within thirty (30) days of written notice thereof; (ii) material breach by you of any material provision of this Agreement or any other agreement with the Company or any of its Affiliates which is not remedied within thirty (30) days of written notice thereof; (iii) fraud, embezzlement or other dishonesty with respect to the Company and any of its Affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company and any of its Affiliates, taken as a whole; or (iv) your conviction of a felony.

          (b)   The Company may terminate your employment at any time other than for Cause upon one month's written notice to you.

          (c)   You may terminate your employment for "Good Reason" upon written notice to the Company setting forth in reasonable detail the nature of the Good Reason. The following shall constitute Good Reason for termination by you: (i) material diminution in the nature or scope of your responsibilities, duties or authority, provided that none of the following shall constitute "Good Reason": (x) the Company's failure to continue your appointment or election as a director or officer of any of its Affiliates, or (y) any diminution in the nature or scope of your responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates, other than any such diminution resulting from the sale or transfer of any or all of the assets of the Company or any of its Affiliates; (ii) a reduction in your base salary other than one temporary reduction of not more than 120 days and not in excess of 20% of your base salary in connection with and in proportion to a general reduction of the base salaries of the Company's executive officers; (iii) failure of the Company to provide you the salary or benefits in accordance with Section 2 hereof after thirty (30) days' notice during which the Company does not cure such failure; or (iv) relocation of your office more than thirty-five (35) miles from the location of the Company's principal offices as of the Effective Date.

          (d)   You may terminate your employment with the Company other than for Good Reason at any time upon one month's notice to the Company.

          (e)   This Agreement shall automatically terminate in the event of your death during employment. The Company may terminate your employment, upon notice to you, in the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your material duties and responsibilities under this Agreement for one-hundred and fifty (150) days during any period of three hundred and sixty-five (365) consecutive calendar days. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your material duties and responsibilities for the Company and its Affiliates, you shall, at the Company's request and expense, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company's determination of the issue shall be binding on you.

        5.    Severance Payments and Other Matters Related to Termination.

          (a)    Termination pursuant to Section 4(b), 4(c) or 4(e).    Except as provided in Section 5(c) below,

            (i)    in the event of termination of your employment following the Effective Date by the Company other than for Cause pursuant to Section 4(a) of this Agreement, or in the event of termination of your employment following the Effective Date by you for Good Reason pursuant to Section 4(c) of this Agreement, the Employment Option shall vest as of the date of termination (notwithstanding anything to the contrary in Section 2(c) of this Agreement) with respect to an additional one year of vesting and the Company will (i) continue to pay you your base salary, at the rate in effect on the date of termination, for the period of nine (9) months from the date of termination and (ii) pay a pro-rata portion (for the period from January 1 of the year of termination through the date of termination) of the cash bonus paid to you in the previous year, if any; or

            (ii)   in the event of your termination of employment as a result of your death or disability at any time pursuant to Section 4(e) of this Agreement, the Employment Option shall vest as of the date of termination, which in the case of death shall be the date of death (notwithstanding anything to the contrary in Section 2(c) of this Agreement), with respect to an additional one year of vesting, and, to the extent the Company's benefits do not include disability insurance benefits that will (i) continue your base salary at 100% of the amount of such base salary for the period of nine (9) months from the date of termination and (ii) pay a pro-rata portion (for the period from January 1 of the year of termination through the date of termination) of the cash bonus paid to you in the previous year, if any, the Company shall pay such amount at the time that your base salary would be otherwise paid during such nine (9) months from the date of termination as shall equal the amount by which (i) 100% of your base salary plus (ii) the pro rata portion of the cash bonus paid to you in the year prior to such termination, if any, exceeds the disability insurance benefits, if any, actually paid to you.

If you are participating in the Company's group health plan and/or dental plan at the time your employment terminates (whether such termination is as described in (i) or (ii) above), and you exercise your right to continue participation in those plans under the federal law known as COBRA, or any successor law, the Company will pay or, at its option, reimburse you, for the full premium cost of that participation for nine (9) months following the date on which your employment with the Company terminates or, if earlier, until the date you become eligible to enroll in the health (or, if applicable, dental) plan of a new employer. The Company will also pay you on the date of termination any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. In addition, the Company will pay you any bonus which has been awarded to you, but not yet paid on the date of termination of your employment. Any obligation of the Company to provide you severance payments or other benefits under this Section 5(a) is conditioned on your signing an effective release of claims in the form provided by the Company (the "Employee Release") following the termination of your employment, which release shall not apply to (i) claims for indemnification in your capacity as an officer or director of the Company under the Company's Certificate of Incorporation, By-laws or agreement, if any, providing for director or officer indemnification, (ii) rights to receive insurance payments under any policy maintained by the Company and (iii) rights to receive retirement benefits that are accrued and fully vested at the time of your termination. All severance payments will be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company, and will begin at the Company's next regular payroll period following the effective date of the Employee Release, but shall be retroactive to the date of termination. You agree to provide the Company prompt notice of your eligibility to participate in the health plan and, if applicable, dental plan of any employer. You further agree to repay any overpayment of health benefit premiums made by the Company hereunder.

          (b)    Termination other than pursuant to Section 4(b) or 4(c).    In the event of any termination of your employment, other than a termination by the Company pursuant to Section 4(b) of this Agreement, a termination by you for Good Reason pursuant to Section 4(c) of this Agreement, or a termination as a result of your death or disability pursuant to Section 4(e) of this Agreement, the Company will pay you any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. In addition, the Company will pay you any bonus which has been awarded to you, but not yet paid on the date of termination of your employment. The Company shall have no other obligation to you under this Agreement.

          (c)    Upon a Change of Control.

            (i)    If a Change of Control (as defined in Section 6 hereof) occurs (X) of your then remaining unvested options, those which are scheduled to vest in the twelve (12) months following such Change of Control shall vest, effective upon the consummation of such Change of Control, and (Y) if, within one year following such Change of Control or otherwise in connection with such Change of Control, the Company or any successor thereto terminates your employment other than for Cause, or you terminate your employment for Good Reason, then, in lieu of any payments to you or on your behalf under Section 5(a) hereof, (i) the Company shall pay to you, within thirty (30) days of such termination, (x) a lump sum payment equal to twelve (12) months of your then-current base salary and (y) a pro-rata portion (for the period from January 1 of the year of termination through the date of termination) of the cash bonus paid to you in the previous year, if any, (ii) the Company will also pay you on the date of termination any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date, (iii) of your then remaining unvested options, a number equal to (x) 50% of your unvested options immediately prior to the Change of Control minus (y) the number options vesting pursuant to clause (X) above, shall vest effective upon the date of such termination, and (iv) if you are participating in the Company's group health plan and/or dental plan at the time your employment terminates, and you exercise your right to continue participation in those plans under the federal law known as COBRA, or any successor law, the Company will pay or, at its option, reimburse you, for the full premium cost of that participation for twelve (12) months following the date on which your employment with the Company terminates or, if earlier, until the date you become eligible to enroll in the health (or, if applicable, dental) plan of a new employer. In addition, the Company will pay you any bonus which has been awarded to you, but not yet paid on the date of termination of your employment.

            (ii)   If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to the termination of your employment with the Company ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be either (x) the full amount of such Payment or (y) such less amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal state and local employments taxes, income taxes, and the Excise Tax results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

          (d)   Except for any right you may have under applicable law to continue participation in the Company's group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of base salary or other payment to you following termination.

          (e)   Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement and under the Confidentiality, Non-Competition and Proprietary Information Agreement. The obligation of the Company to make payments to you or on your behalf under Section 5 of this Agreement is expressly conditioned upon your continued full performance of your obligations under Section 3 hereof, under the Confidentiality, Non-Competition and Proprietary Information Agreement to be executed herewith, and under any subsequent agreement between you and the Company or any of its Affiliates relating to confidentiality, non-competition, proprietary information or the like.

        6.    Definitions.    For purposes of this agreement, the following definitions apply:

        "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

        "Change of Control" shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company's then outstanding securities, other than an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company's assets other than a sale or disposition of assets to an Affiliate of the Company or a holder of securities of the Company.

        "Person" means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

        7.    Conflicting Agreements.    You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party's consent.

        8.    Withholding.    All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

        9.    Assignment.    Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

        10.    Severability.    If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        11.    Miscellaneous.    This Agreement, together with the Confidentiality, Non-Competition and Proprietary Information Agreement, sets forth the entire agreement between you and the Company and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws principles thereof.

        12.    Notices.    Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service for overnight delivery or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it by notice to the Chairman of the Board of Directors, c/o Sirtris Pharmaceuticals, Inc. at its principal place of business, or to such other address(es) as either party may specify by notice to the other actually received.

[Remainder of page intentionally left blank.]

        If the foregoing is acceptable to you, please sign and date this letter in the spaces provided. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely,
Sirtris Pharmaceuticals, Inc.

By:	/s/ CHRISTOPH WESTPHAL Christoph Westphal President and Chief Executive Officer
Accepted and Agreed:
Signature:
/s/ GAREN BOHLIN Garen Bohlin

Date: December 17, 2005

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  Exhibit 10.12